EXHIBIT 5.1

March 1, 2006

Velocity Express Corporation

One Morningside Drive North

Bldg. B, Suite 300

Westport, Connecticut 06880

Ladies and Gentlemen:

I am counsel to Velocity Express Corporation (the “Company”), a Delaware corporation, in connection with its filing of a registration statement on Form S-1, under the Securities Act of 1933, as amended, relating to the proposed sale by selling shareholders of 25,358,506 shares of the Company’s common stock. Certain of such shares are issuable upon the conversion of preferred stock and the exercise of warrants.

I have examined the registration statement and those documents, corporate records, and other instruments I deemed relevant as a basis for the opinion herein expressed.

Based on the foregoing, it is my opinion that when the registration statement shall have been declared effective by order of the Securities and Exchange Commission, the shares, including common stock issuable in accordance with the terms of the preferred stock and the warrants, sold by the selling shareholders as contemplated by the registration statement will be legally and validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the registration statement and to the reference to myself under the caption “Legal Matters” in the prospectus included in such registration statement.

Very truly yours,

/s/ Wesley C. Fredenburg
Wesley C. Fredenburg